PATRIOT NATIONAL BANCORP, INC.

CODE OF CONDUCT FOR
SENIOR EXECUTIVE FINANCIAL OFFICERS

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Introduction

Patriot National Bancorp, Inc. and its subsidiaries (the “Company”) are committed to the highest standards of ethical conduct in the fulfillment of our Goals and Values. Our reputation for integrity and honesty must be preserved and strengthened as we grow into new markets. Our reputation provides us with a competitive advantage in the financial services industry and it is fundamental to the way we do business.

This Code of Conduct for Senior Financial Officers has been adopted by the Board of Directors of Patriot National Bancorp, Inc. to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities.

Applicability

As used in this Code, the term Senior Financial Officer means the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Principles and Practices

In performing his or her duties, each Senior Financial Officer must:

(1)	maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined in the Company’s Code of Ethics;

(2)	report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to conflict;

(3)
provide; or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

(4)	comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5)	promptly report violations of this Code to the Audit Committee.

Senior Financial Officers must also comply with the Code of Ethics applicable to the Company’s directors, officers, and employees generally.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.

Each Senior Executive Financial Officer is required to complete an Annual Statement of Compliance with the Code which will be filed with the Corporate Secretary.

ANNUAL REPORT OF COMPLIANCE WITH THE SENIOR EXECUTIVE FINANCIAL OFFICERS’ CODE OF CONDUCT FOR PATRIOT NATIONAL BANCORP, INC. AND/OR SUBSIDIARIES

I, _____________________, A SENIOR EXECUTIVE FINANCIAL OFFICER OF PATRIOT NATIONAL BANCORP, INC., HAVE REVIEWED THE CODE OF CONDUCT, AND HAVE COMPLIED, AND WILL IN THE FUTURE COMPLY, WITH THE CODE AS APPLICABLE TO ME.

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DATE	SIGNATURE

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NAME, PLEASE PRINT